Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-228028) of our report dated April 15, 2019, relating to the consolidated financial statements of RMX Resources, LLC, appearing in this Annual Report (Form 10-K) of Royale Energy Inc. for the year ended December 31, 2018.

/s/ Moss Adams LLP

Dallas, Texas

April 15, 2019